Exhibit 99.1

AmCOMP Files Petition for Administrative Hearing with Florida Office of Insurance Regulation

North Palm Beach, FL, June 10, 2008 — AmCOMP Incorporated (Nasdaq: AMCP) announced today that on June 9, 2008, its insurance subsidiaries, AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company (together with the Company, “AmCOMP”), through counsel, filed a Petition For Administrative Hearing Involving Disputed Issues of Fact (the “Petition”) with the Florida Office of Insurance Regulation (“FOIR”), challenging FOIR’s Notice of Intent to Issue Order to Return Excess Profit (the “Notice”).  The Notice (filed on May 19, 2008, and described in the Company’s Current Report on Form 8-K, dated May 23, 2008) indicated that FOIR had made a preliminary finding that AmCOMP had realized excessive profit in the amount of approximately $11.7 million for accident years 2003, 2004 and 2005.

In the Petition, AmCOMP has asked, among other things, that the Petition be referred to the Florida Division of Administrative Hearings for assignment of an administrative law judge in order to conduct a proceeding involving the matters set forth in the Notice, and that such administrative law judge recommend that FOIR withdraw or rescind its Notice or otherwise find that AmCOMP does not owe any excessive profits for accident years 2003, 2004 and 2005.  As the Notice was issued on a preliminary basis, AmCOMP will not be required to return the allegedly excessive profits unless required to do so upon the conclusion of the above proceedings.  There can be no assurance that the Division of Administrative Hearings will refer the Petition for assignment to an administrative law judge or that an administrative law judge will accept AmCOMP’s position.

About AmCOMP

With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers' compensation insurers with products that focus on value-added services to policyholders. Currently marketing insurance policies in 17 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Contacts:

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700

Gale A. Blackburn
Vice President of Investor Relations
561-840-7171 ext. 11586